FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust II

Fund	Fidelity New York Municipal Money Market Fund
Trade Date	7/11/13
Settle Date	8/1/13
Security Name	NYS ENV FACS SRF 13B 2% 5/14
CUSIP	64985HKV8
Price	101.434
Transaction Value	$ 2,322,838.60
Class Size	$ 71,000,000
% of Offering	3.225%
Underwriter Purchased From	BofA Merrill Lynch
Underwriting Members: (1)	BofA Merrill Lynch
Underwriting Members: (2)	CastleOak Securities, L.P.
Underwriting Members: (3)	Blaylock Robert Van, LLC
Underwriting Members: (4)	Citigroup
Underwriting Members: (5)	Fidelity Capital Markets
Underwriting Members: (6)	Goldman, Sachs & Co.
Underwriting Members: (7)	Guggenheim Securities, LLC
Underwriting Members: (8)	J.P. Morgan
Underwriting Members: (9)	Jefferies & Company
Underwriting Members: (10)	KeyBanc Capital Markets
Underwriting Members: (11)	Loop Capital Markets. LLC
Underwriting Members: (12)	Mesirow Financial, Inc.
Underwriting Members: (13)	Morgan Stanley
Underwriting Members: (14)	M.R. Beal & Company
Underwriting Members: (15)	Prager & Co., LLC
Underwriting Members: (16)	Ramirez & Co., Inc.
Underwriting Members: (17)	Rice Finanacial Products Company
Underwriting Members: (18)	Rockfleet
Underwriting Members: (19)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (20)	Stifel Nicolaus & Company, Inc.
Underwriting Members: (21)	Wells Fargo Securities